Exhibit 99.1

August 22, 2023
For 6:00 a.m. ET Release

LOWE’S REPORTS SECOND QUARTER 2023 SALES AND EARNINGS RESULTS
— Comparable Sales Decreased 1.6%; Diluted EPS of $4.56—
— Affirms Full Year 2023 Outlook —

MOORESVILLE, N.C., Aug. 22, 2023 – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $2.7 billion and diluted earnings per share (EPS) of $4.56 for the quarter ended Aug. 4, 2023, compared to diluted EPS of $4.67 in the second quarter of 2022.

Total sales for the quarter were $25.0 billion1. Comparable sales decreased 1.6%2, with strong spring recovery and Pro and online sales growth, partially offsetting lumber deflation and lower DIY discretionary demand.

“Our investments in our Total Home strategy continued to drive growth across Pro and online this quarter. And we are excited by our recent launch of same-day delivery nationwide and the expansion of our rural merchandising framework to roughly 300 stores,” said Marvin R. Ellison, Lowe’s chairman, president and CEO. “Our ability to reduce expenses while improving customer service is the result of excellent execution by our team, and we remain confident in the mid- to long-term outlook for the home improvement industry. In recognition of the contributions of our front-line associates, we are awarding over $100 million in discretionary and profit-sharing bonuses to them this quarter. I would like to thank our front-line team for serving our customers and supporting our communities.”

Capital Allocation
With a disciplined focus on its leading capital allocation program, the company continues to generate long-term shareholder value. During the quarter, the company repurchased approximately 10.1 million shares for $2.2 billion, and it paid $624 million in dividends.

1 Total second quarter sales includes an approximately $335 million headwind related to a timing shift in our fiscal calendar as we cycle over a 53-week year.
2 Comparable sales are based on comparison to weeks 15-27 in 2022.

Lowe’s Business Outlook

The company is affirming its outlook for the operating results of full year 2023.

Adjusted operating income, adjusted operating margin, adjusted effective income tax and adjusted diluted EPS are non-GAAP financial measures that exclude the impact and timing of the gain associated with the 2022 sale of the Canadian retail business, recorded in the first quarter. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items (which may be significant) without unreasonable effort, including timing of adjustments associated with the sale of our Canadian retail business.

Full Year 2023 Outlook – a 52-week Year (comparisons to full year 2022 – a 53-week year)
•Total sales of approximately $87 – $89 billion
•Comparable sales expected to be down -2% to -4% as compared to prior year
•Adjusted operating income as a percentage of sales (adjusted operating margin) of 13.4% to 13.6%
•Interest expense of approximately $1.5 billion
•Adjusted effective income tax rate of approximately 25%
•Adjusted diluted earnings per share of $13.20 to $13.60
•Capital expenditures of up to $2 billion

A conference call to discuss second quarter 2023 operating results is scheduled for today, Tuesday, Aug. 22, at 9 a.m. ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at ir.lowes.com and clicking on Lowe’s Second Quarter 2023 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived at ir.lowes.com.

Lowe’s Companies, Inc.

Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving approximately 17 million customer transactions a week in the U.S. With total fiscal year 2022 sales of over $97 billion, approximately $92 billion of sales were generated in the U.S., where Lowe's operates over 1,700 home improvement stores and employs approximately 300,000 associates. Based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, “outlook”, “scenario”, “guidance”, and similar expressions are forward-looking statements. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives (including objectives related to environmental, social, and governance matters), business outlook, priorities, sales growth, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for products and services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to Lowe's and its customers, slower rates of growth in real disposable personal income that could affect the rate of growth in consumer spending, inflation and its impacts on discretionary spending and on our costs, shortages, and other disruptions in the labor supply, interest rate and currency fluctuations, home price appreciation or decreasing housing turnover, age of housing stock, the availability of consumer credit and of mortgage financing, trade policy changes or additional tariffs, outbreaks of pandemics, fluctuations in fuel and energy costs, inflation or deflation of commodity prices, natural disasters, armed conflicts, acts of both domestic and international terrorism, and other factors that can negatively affect our customers.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

LOW-IR

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Contacts:	Shareholder/Analyst Inquiries:	Media Inquiries:
	Kate Pearlman	Steve Salazar
	704-775-3856	steve.j.salazar@lowes.com
kate.pearlman@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current Earnings and Accumulated Deficit (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	August 4, 2023		July 29, 2022		August 4, 2023		July 29, 2022
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$24,956	100.00	$27,476	100.00	$47,304	100.00	$51,135	100.00
Cost of sales	16,557	66.34	18,343	66.76	31,378	66.33	33,952	66.40
Gross margin	8,399	33.66	9,133	33.24	15,926	33.67	17,183	33.60
Expenses:
Selling, general and administrative	4,086	16.38	4,455	16.22	7,912	16.73	8,758	17.12
Depreciation and amortization	427	1.71	449	1.63	841	1.78	894	1.75
Operating income	3,886	15.57	4,229	15.39	7,173	15.16	7,531	14.73
Interest – net	341	1.36	264	0.96	689	1.45	507	0.99
Pre-tax earnings	3,545	14.21	3,965	14.43	6,484	13.71	7,024	13.74
Income tax provision	872	3.50	973	3.54	1,551	3.28	1,699	3.33
Net earnings	$2,673	10.71	$2,992	10.89	$4,933	10.43	$5,325	10.41

Weighted average common shares outstanding – basic	584		638		590		649
Basic earnings per common share (1)	$4.56		$4.68		$8.34		$8.18
Weighted average common shares outstanding – diluted	585		639		591		651
Diluted earnings per common share (1)	$4.56		$4.67		$8.32		$8.16
Cash dividends per share	$1.10		$1.05		$2.15		$1.85

Accumulated Deficit
Balance at beginning of period	$(15,310)		$(7,367)		$(14,862)		$(5,115)
Net earnings	2,673		2,992		4,933		5,325
Cash dividends declared	(641)		(666)		(1,266)		(1,190)
Share repurchases	(2,063)		(3,854)		(4,146)		(7,915)
Balance at end of period	$(15,341)		$(8,895)		$(15,341)		$(8,895)

(1)    Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,666 million for the three months ended August 4, 2023, and $2,983 million for the three months ended July 29, 2022. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $4,920 million for the six months ended August 4, 2023, and $5,308 million for the six months ended July 29, 2022.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	August 4, 2023		July 29, 2022		August 4, 2023		July 29, 2022
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$2,673	10.71	$2,992	10.89	$4,933	10.43	$5,325	10.41
Foreign currency translation adjustments – net of tax	5	0.01	12	0.05	5	0.01	(5)	(0.02)
Cash flow hedges – net of tax	(3)	(0.01)	(38)	(0.14)	(6)	(0.02)	181	0.36
Other	—	—	(1)	—	—	—	(3)	0.01
Other comprehensive income/(loss)	2	—	(27)	(0.09)	(1)	(0.01)	173	0.35
Comprehensive income	$2,675	10.71	$2,965	10.80	$4,932	10.42	$5,498	10.76

Lowe’s Companies, Inc.
Consolidated Balance Sheets (Unaudited)
In Millions, Except Par Value Data

	August 4, 2023	July 29, 2022
Assets
Current assets:
Cash and cash equivalents	$3,494	$1,482
Short-term investments	374	450
Merchandise inventory – net	17,422	19,329
Other current assets	946	1,406
Total current assets	22,236	22,667
Property, less accumulated depreciation	17,373	18,713
Operating lease right-of-use assets	3,650	4,158
Long-term investments	182	56
Deferred income taxes – net	230	104
Other assets	850	1,027
Total assets	$44,521	$46,725

Liabilities and shareholders' deficit
Current liabilities:
Current maturities of long-term debt	$592	$121
Current operating lease liabilities	534	652
Accounts payable	10,333	12,631
Accrued compensation and employee benefits	1,026	1,227
Deferred revenue	1,566	1,968
Income taxes payable	91	330
Other current liabilities	3,470	3,437
Total current liabilities	17,612	20,366
Long-term debt, excluding current maturities	35,839	28,763
Noncurrent operating lease liabilities	3,611	4,069
Deferred revenue – Lowe's protection plans	1,231	1,169
Other liabilities	960	800
Total liabilities	59,253	55,167

Shareholders' deficit:
Preferred stock, $5 par value: Authorized – 5.0 million shares; Issued and outstanding – none	—	—
Common stock, $0.50 par value: Authorized – 5.6 billion shares; Issued and outstanding – 582 million and 631 million, respectively	291	316
Capital in excess of par value	12	—
Accumulated deficit	(15,341)	(8,895)
Accumulated other comprehensive income	306	137
Total shareholders' deficit	(14,732)	(8,442)
Total liabilities and shareholders' deficit	$44,521	$46,725

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	August 4, 2023	July 29, 2022
Cash flows from operating activities:
Net earnings	$4,933	$5,325
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	941	1,007
Noncash lease expense	241	273
Deferred income taxes	23	—
Asset impairment and loss on property – net	23	32
Gain on sale of business	(67)	—
Share-based payment expense	113	110
Changes in operating assets and liabilities:
Merchandise inventory – net	1,109	(1,728)
Other operating assets	224	(120)
Accounts payable	(191)	1,279
Deferred revenue	(6)	97
Other operating liabilities	(1,375)	(263)
Net cash provided by operating activities	5,968	6,012

Cash flows from investing activities:
Purchases of investments	(878)	(330)
Proceeds from sale/maturity of investments	811	290
Capital expenditures	(765)	(687)
Proceeds from sale of property and other long-term assets	17	19
Proceeds from sale of business	123	—
Other – net	(23)	(1)
Net cash used in investing activities	(715)	(709)

Cash flows from financing activities:
Net change in commercial paper	(499)	—
Net proceeds from issuance of debt	2,983	4,964
Repayment of debt	(45)	(799)
Proceeds from issuance of common stock under share-based payment plans	76	72
Cash dividend payments	(1,257)	(1,061)
Repurchases of common stock	(4,356)	(8,128)
Other – net	(9)	(2)
Net cash used in financing activities	(3,107)	(4,954)

Net increase in cash and cash equivalents	2,146	349
Cash and cash equivalents, beginning of period	1,348	1,133
Cash and cash equivalents, end of period	$3,494	$1,482